EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

MISSION E&P LIMITED PARTNERSHIP

AS SELLER

AND

XTO ENERGY INC.

AS BUYER

PROPERTY PACKAGE

GOLDSMITH AND WASSON FIELDS

ECTOR AND YOAKUM COUNTIES, TEXAS

	7.4	Good and Marketable Title	10
	7.5	Defect Letters	11
	7.6	Effect of Title Defect	12
	7.7	Possible Upward Adjustment	13

8.	ENVIRONMENTAL ASSESSMENT		13
	8.1	Physical Condition of the Assets	13
	8.2	Inspection and Testing	13
	8.3	Notice of Adverse Environmental Conditions	14
	8.4	Rights and Remedies for Environmental Conditions	14

9.	REPRESENTATIONS AND WARRANTIES OF SELLER		15
	9.1	Seller’s Representations and Warranties	15

10.	EXTENT OF REPRESENTATIONS		16
	10.1	Scope of Representations of Seller	16

11.	REPRESENTATIONS AND WARRANTIES OF BUYER		17
	11.1	Buyer’s Representations and Warranties	17

12.	CERTAIN AGREEMENTS OF SELLER		18
	12.1	Maintenance of Assets	18
	12.2	Consents	19
	12.3	Cooperation	19

13.	CERTAIN AGREEMENTS OF BUYER		19
	13.1	Plugging Bond	19
	13.2	Cooperation	19

14.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		19
	14.1	No Litigation	19
	14.2	Representations and Warranties	20

15.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		20
	15.1	No Litigation	20
	15.2	Representations and Warranties	20

16.	TERMINATION		20
	16.1	Causes of Termination	20
	16.2	Effect of Termination	21

17.	MISCELLANEOUS		21
	17.1	Casualty Loss	21
	17.2	Confidentiality	21
	17.3	Notice	22
	17.4	Survival of Representations and Warranties	22
	17.5	COMPLIANCE WITH EXPRESS NEGLIGENCE TEST	23

17.6	Governing Law	23
17.7	Exhibits	23
17.8	Fees, Expenses, Taxes and Recording	23
17.9	Assignment	23
17.10	Entire Agreement	23
17.11	Severability	24
17.12	Captions	24

Exhibits:

1.1(A)-1	Interests
1.1(A)-2	Units
1.2	Excluded Assets
2.4	Allocation
5.1	Form of Assignment

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into this 1st day of July, 2005, by and between MISSION E&P LIMITED PARTNERSHIP, a Texas Limited Partnership, (“Seller”) and XTO ENERGY INC., a Delaware corporation, (“Buyer”). Buyer and Seller are collectively referred to herein as the “Parties” and sometimes individually referred to as a “Party.”

WITNESSETH:

In consideration of the mutual agreements contained in this Agreement, Buyer and Seller agree as follows:

1.	SALE AND PURCHASE OF THE ASSETS.

1.1	Acquired Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey and deliver to Buyer and Buyer agrees to purchase and acquire from Seller all of Seller’s right, title and interest in and to the following (collectively, the “Assets”):

(A)	All of Seller’s oil and gas and associated hydrocarbons (“Oil and Gas”) and related rights, titles and interests, including, but not limited to, fee mineral interest, surface fee interest, leasehold interests, royalty interests, overriding royalty interests, payments out of production, reversionary rights, and contractual rights to production in and to (i) those interests described in the leases, mineral fee interests, and surface fee interests and other instruments described in Exhibit 1.1(A)-1 (collectively “Interest(s)”); as to (ii) those units (with depth limitations where specified) described in Exhibit 1.1-(A)-2 (the “Unit(s)”); (iii) all easements, rights of way, and other rights, privileges, benefits and powers with respect to the use and occupation of the surface of, and the subsurface depths under, the land covered by the Interests; (iv) all rights in respect of any pooled or unitized acreage located in whole or in part within each Interest, including all production from the pool or unit allocated to any such Interest and all interests in any wells within the Unit or pool associated with such Interest, regardless of whether such Unit or pool production comes from wells located within or without the Interests.

(B)	To the extent assignable, all licenses, servitudes, gas purchase and sale contracts (including interests and rights, if any, with respect to any prepayments, take-or-pay, buydown and buyout agreements) to the extent that the same pertain or relate to periods after the Effective Time, as hereinafter defined, crude purchase and sale agreements, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, unit operating agreements, processing agreements, options, leases of equipment or facilities, joint venture agreements, pooling agreements, transportation agreements, rights-of-way and other contracts, agreements and rights, which are owned by Seller, in whole or in part, and are appurtenant to the Interests or Units (collectively, the “Contracts”).

(C)	All of the real, personal and mixed property and facilities located in, on or adjacent to the Interests or used in the operation thereof which is owned by Seller, in whole or in part, including, without limitation, well equipment; casing; tanks; crude oil, natural gas, condensate or products in storage severed after the Effective Time; tubing; compressors; pumps; motors; fixtures; machinery and other equipment; pipelines; field processing equipment; inventory and all other improvements used in the operation thereof; and geophysical and seismic records, data and information owned by Seller (unless the transfer of same would violate a restriction on transfer contained in an existing license agreement or other third party agreement) (the “Related Assets”).

(D)	To the extent assignable, all governmental permits, licenses and authorizations, as well as any applications for the same, related to the Interests or the use thereof.

(E)	All of Seller’s files, records and data relating to the items described in subsections (A), (B), (C), and (D) above, including, without limitation, title records (title curative documents); surveys, maps and drawings; contracts; correspondence; geological records and information; production records, electric logs, core data, pressure data, decline curves, graphical production curves and all related matters and construction documents (except (i) to the extent the transfer, delivery or copying of such records may be restricted by contract with a third party; (ii) all documents and instruments of Seller that may be protected by the attorney-client privilege; and (iii) any of Seller’s proprietary geophysical and seismic records, data and information) (the “Records”).

1.2	Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated herein those items listed in Exhibit 1.2 (the “Excluded Assets”).

1.3	Records and Contracts. Seller shall have the right to make and retain copies of the Records and Contracts as Seller may desire prior to the delivery of the Records and Contracts to Buyer. Buyer, for a period of seven years after the Closing, shall make available to Seller (at the location of such Records and Contracts in Buyer’s organization) access to such Records and Contracts as Buyer may have in its possession (or to which it may have access) upon written request of Seller, during normal business hours.

2.	PURCHASE PRICE.

2.1	Purchase Price. The purchase price for the Assets is Fifty-Six Million Five Hundred Thousand Dollars ($56,500,000.00), subject to the adjustments provided for herein (the “Purchase Price”).

2.2	Payment. The Purchase Price shall be paid by Buyer to Seller, by wire transfer of immediately available funds on the Closing Date (hereinafter defined).

2.3	Earnest Money Deposit. Seller waives the requirement of an Earnest Money Deposit.

2.4	Allocation. The Purchase Price shall be allocated to the Assets in accordance with Exhibit 2.4. Seller and Purchaser covenant and agree that the values allocated to various portions of the Assets, which are set forth on Exhibit 2.4 (singularly with respect to each item, the “Allocated Value” and, collectively, the “Allocated Values”), shall be binding on Seller and Purchaser for purposes of adjusting the Purchase Price pursuant to Section 7.6 hereof (relating to Title Failures) and Section 8.4 (Environmental Conditions).

3.	EFFECTIVE TIME AND CLOSING DATE.

3.1	Closing. Subject to Conditions Precedent set forth in Articles 14 and 15 and any termination pursuant to Article 16 or Section 17.1, the sale and purchase of the Assets (“Closing”) shall be held on or before July 1, 2005 (“Closing Date”). The Closing will take place at the offices of Seller at 1331 Lamar, Suite 1455, Houston, Texas 77010.

3.2	Effective Time. The sale shall be effective as of 7:00 A.M., local time of the location of the Assets on May 1, 2005 (“Effective Time”).

3.3	Ownership Prior to Effective Time. Seller shall be entitled to all of the rights and incidents of ownership generated from or attributable to the Assets prior to the Effective Time, including the right to all Oil and Gas produced from or attributable to the Assets prior to the Effective Time. Seller shall bear and be responsible for the duties, liabilities, costs, expenses and obligations of ownership attributable to ordinary operation of the Assets prior to the Effective Time, except as may be otherwise provided herein.

3.4	Ownership After Effective Time. Upon Closing, Buyer shall be entitled to all of the rights and incidents of ownership generated from or attributable to the Assets after the Effective Time, including the right to all Oil and Gas thereafter produced from or attributable to the Assets after the Effective Time. Buyer shall bear and be responsible for the duties, liabilities, costs, expenses and obligations of ownership attributable to ordinary operation of the Assets from and after the Effective Time, except as may be otherwise provided herein, including, but not limited to, the indemnification provided for in Article 4.

4.	INDEMNIFICATION/ASSUMED OBLIGATIONS.

4.1	Assumed Obligations.

(A)	Buyer shall assume, discharge, be obligated for and liable for:

(i)	all liabilities, duties and obligations of Seller with respect to the Assets conveyed to Buyer accruing on or after the Effective Time and relating to the period after the Effective Time as to and under the Oil and Gas, Interests, Units, Contracts, Related Assets and Records transferred by Seller to Buyer pursuant to this Agreement;

(ii)	all liabilities, duties and obligations of Seller with respect to the Assets conveyed to Buyer accruing before or after the Effective Time and relating to properly plugging and abandoning wells, removal of all pipelines, equipment, and related facilities now or hereafter located on the Assets, and cleaning up, restoration and remediation of the Assets in accordance with the Environmental Laws, defined below, and the relevant Interests, including but not limited to liabilities, duties and obligations (including but not limited to the payment fines, penalties, monetary sanctions or other amounts payable for failure to comply with the requirements of applicable Environmental Laws) related to any violation of any Environmental Laws or the presence, disposal, release or threatened release of any hazardous substance or hazardous waste (including NORM) from the Assets into the atmosphere or into or upon land or any water course or body of water, including groundwater, whether or not attributable to Seller’s activities or the activities of third parties.

(B)	“Environmental Laws” means all applicable local, state, and federal laws, rules, regulations, and orders regulating or otherwise pertaining to: (i) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal, or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants; (ii) surface waters, ground waters, ambient air and any other environmental medium on or off any Interests; or (iii) the environment or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and all regulations promulgated pursuant thereto.

4.2	BUYER’S INDEMNIFICATION. BUYER AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LOSSES, DAMAGES, LIABILITIES, JUDGMENTS, CAUSES OF ACTION, REASONABLE COSTS OR EXPENSES (INCLUDING, WITHOUT LIMITATION, ANY AND ALL REASONABLE COSTS, EXPENSES, ATTORNEYS’ FEES, CONSEQUENTIAL DAMAGES AND OTHER COSTS INCURRED IN DEFENSE OF ANY CLAIM OR LAWSUIT ARISING THEREFROM), OF WHATSOEVER NATURE ATTRIBUTABLE TO THE OWNERSHIP, OPERATION OR ADMINISTRATION OF THE ASSETS AFTER THE EFFECTIVE TIME, INCLUDING, WITHOUT LIMITATION: (a) DAMAGES TO PERSONS OR PROPERTY; (b) FINES, PENALTIES, MONETARY SANCTIONS OR OTHER AMOUNTS PAYABLE FOR FAILURE TO COMPLY WITH THE REQUIREMENTS OF APPLICABLE ENVIRONMENTAL, SECURITIES, SAFETY OR HEALTH LAWS (WHETHER FEDERAL, STATE OR LOCAL); (c) THE VIOLATION BY BUYER OF ANY LAW OR REGULATION OR THE TERMS OF ANY AGREEMENT BINDING UPON THE BUYER; (d) CLAIMS OF BUYER’S CO-OWNERS, JOINT VENTURERS AND OTHER PARTICIPANTS; AND (e) CLAIMS ARISING OUT OF ANY TAX AUDITS AND THE INCORRECT PAYMENT OF ROYALTIES UNDER THE INTERESTS.

BUYER AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LOSSES, DAMAGES, LIABILITIES, JUDGMENTS, CAUSES OF ACTION, REASONABLE COSTS OR EXPENSES (INCLUDING, WITHOUT LIMITATION, ANY AND ALL REASONABLE COSTS, EXPENSES, ATTORNEYS’ FEES, CONSEQUENTIAL DAMAGES AND OTHER COSTS INCURRED IN DEFENSE OF ANY CLAIM OR LAWSUIT ARISING THEREFROM), OF WHATSOEVER NATURE ATTRIBUTABLE TO THE LIABILITIES, DUTIES, AND OBLIGATIONS ASSUMED BY BUYER IN SECTION 4.1(A)(ii).

4.3	Physical Inspection. Buyer indemnifies and agrees to defend and hold Seller harmless from and against any and all claims arising from Buyer’s inspecting and observing the Assets, including (a) claims for personal injuries to or death of employees of the Buyer, its contractors, agents, consultants and representatives, and damage to the property of Buyer or others acting on behalf of Buyer; and (b) claims, demands, losses, damages, liabilities, judgments, causes of action, costs or expenses for personal injuries to or death of employees of Seller or third parties, and damage to the property of Seller or third parties. THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF SELLER FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE ASSETS OR SELLER’S (OR ITS EMPLOYEES’, AGENTS’, REPRESENTATIVES’, CONTRACTORS’, SUCCESSORS’, OR ASSIGNS’) SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR FAULT.

4.4	Notification. As soon as reasonably practical after obtaining knowledge thereof, the indemnified Party shall notify the indemnifying Party of any claim or demand which the indemnified Party has determined has given or could give rise to a claim for indemnification under this Article 4. Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted. In the event any action, suit or proceeding is brought with respect to which a Party may be liable under this Article 4, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal, or other proceeding) shall be at the discretion of and conducted by the indemnifying Party. If an indemnified Party shall settle any such action, suit or proceeding without the written consent of the indemnifying Party (which consent shall not be unreasonably withheld), the right of the indemnified Party to make any claim against the indemnifying Party on account of such settlement shall be deemed conclusively denied. An indemnified Party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding, and if an indemnified Party is named as the defendant in any action, suit or proceeding, it shall be entitled to have its own counsel and defend such action, suit or proceeding with respect to itself at its own expense. Subject to the foregoing provisions of this Article 4, neither Party shall, without the other Party’s written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach liability or obligation to the other Party. The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

5.	CLOSING.

5.1	Delivery by Seller. At Closing, Seller shall deliver to Buyer, substantially in the form attached hereto as Exhibit 5.1, an Assignment and Bill of Sale effecting the sale, transfer, conveyance and assignment of the Assets.

5.2	Delivery by Buyer. At Closing, Buyer shall deliver to Seller or Seller’s designee the Purchase Price, as adjusted.

5.3	Further Cooperation. At the Closing and thereafter as may be necessary, Seller and Buyer shall execute and deliver such other instruments and documents (including, but not limited to, notification letters to Operators and Letters in Lieu to purchasers of production) and take such other actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

6.	ACCOUNTING ADJUSTMENTS.

6.1	Closing Adjustments. With respect to matters that can be determined as of the Closing, Seller shall prepare, in accordance with the provisions of this Article 6, a statement (the “Closing Adjustment Statement”) with relevant supporting information setting forth each adjustment to the Purchase Price submitted by Seller. Seller shall submit the Closing Adjustment Statement to Buyer, together with all records or data supporting the calculation of amounts presented on the Closing Adjustment Statement, no later than two (2) business days prior to the scheduled Closing Date. Prior to the Closing, Buyer and Seller shall review the adjustments proposed by Seller in the Closing Adjustment Statement. Agreed upon adjustments shall be taken into account in computing any adjustments to be made to the Purchase Price at the Closing.

6.2	Strapping and Gauging. Seller shall have caused the Oil and Gas in the storage facilities located on, or utilized in connection with, the Interest to be measured, gauged or strapped as of the Effective Time. Seller shall have caused the production meter charts (or if such do not exist, the sales meter charts) on the pipelines transporting Oil and Gas from the Interests to be read as of such time. The Oil and Gas in such storage facilities above the pipeline connection or through the meters on the pipelines as of the Effective Time shall belong to Seller, and the Oil and Gas placed in such storage facilities after the Effective Time and production upstream of the aforesaid meters shall belong to Buyer and become part of the Assets.

6.3	Taxes. Ad valorem, property or similar taxes shall be prorated between Buyer and Seller, using the Effective Time as the applicable proration date, and the Purchase Price shall be adjusted accordingly. The proration shall be based upon ad valorem, property or similar taxes assessed against the Assets for the most recent year.

6.4	Adjustments to Purchase Price. At Closing, appropriate adjustments to the Purchase Price shall be made as follows:

(A)	The Purchase Price shall be adjusted upward by:

(i)	any amounts determined to be due Seller pursuant to Sections 6.2 and 6.3 hereof;

(ii)	an amount equal to the costs and expenses paid by Seller in accordance with this Agreement that are attributable to the Assets for the period from the Effective Time to the Closing Date;

(iii)	all amounts due or the market value of Oil and Gas owed to Seller by third parties as of the Effective Time under the Contracts with respect to any imbalances existing at the Effective Time, such value to be determined by Seller and Buyer, taking into account any severance taxes and royalties paid thereon, as of the Effective Time;

(iv)	any amount related to a Title Benefit as determined pursuant to Section 7.8; and

(v)	any other amount agreed upon in writing by Seller and Buyer.

(vii)	all proceeds held in suspense from production attributable to the Interests prior to the Effective Time.

(B)	The Purchase Price shall be adjusted downward by:

(i)	any amounts determined to be due Buyer pursuant to Sections 6.2 and 6.3 hereof;

(ii)	an amount equal to the amount of proceeds derived from the sale of Oil and Gas, net of royalties and severance taxes paid or to be paid by Seller, received or to be received by Seller and attributable to the Units which are, in accordance with generally accepted accounting procedures, attributable to the period of time from the Effective Time to the Closing Date;

(iii)	an amount equal to all expenditures, liabilities and costs relating to the Assets (including, without limitation, all ad valorem, property, production, severance and similar taxes) that are unpaid as of the Closing Date and assessed for or attributable to periods of time prior to the Effective Time regardless of how such taxes, expenditures, liabilities and costs are calculated provided that to the extent the actual amounts cannot be determined prior to the agreement of Buyer and Seller with respect to the Closing Adjustment Statement, a reasonable estimate of such taxes, expenditures, liabilities and costs shall be used;

(iv)	all amounts due or the market value of Oil and Gas owed by Seller to third parties as of the Effective Time under the Contracts with respect to any imbalances existing at the Effective Time, such value to be determined by Seller and Buyer, taking into account any severance taxes and royalties paid thereon, as of the Effective Time;

(v)	any amount related to Title Defects as determined pursuant to Section 7.6 or Adverse Environmental Conditions as determined pursuant to Section 8.4; and

(vi)	any other amount agreed upon in writing by Seller and Buyer.

6.5	Actual Figures. When available, actual figures will be used for the adjustments at Closing. To the extent actual figures are not available, estimates shall be used subject to final adjustments as described in Section 6.6 below. Buyer shall be responsible for all AFE’d costs or cash calls incurred, accepted or agreed prior to the Effective Time for work performed after the Effective Time.

6.6	Post-Closing Adjustments. A post-closing adjustment statement (the “Post-Closing Adjustment Statement”) based on the actual income and expenses shall be prepared and delivered by Seller to Buyer within ninety (90) days after the Closing, proposing further adjustments to the Purchase Price based on the information then available. Seller or Buyer, as the case may be, shall be given access to and shall be entitled to review and audit the other Party’s records pertaining to the computation of amounts claimed in such Post-Closing Adjustment Statement. Within sixty (60) days after receipt of the Post-Closing Adjustment Statement, the Parties hereto shall use their best efforts to agree upon the proposed adjustments and the Seller or Buyer, as the case may be, shall pay to the other such sums as may be agreed to be due. Additional adjustments shall be made from time to time as required to settle accounts between the Parties. In the event Buyer and Seller shall be unable to agree upon proposed adjustments within sixty (60) days of the date of the Post-Closing Adjustment Statement, then such adjustments shall be determined by an independent third party chosen by mutual agreement of Seller and Buyer. If Seller and Buyer are unable to agree on the selection of an independent third party, then each shall select an independent third party who in turn shall mutually agree upon an independent third party. Such third party shall provide Buyer and Seller with a statement showing its reasonable computations regarding any information which may then be available pertaining to the adjustments. The parties shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller. After such adjustments are made, no further adjustments shall be made under this Section 6.6; provided that Seller’s obligations retained elsewhere in this Agreement shall not be affected thereby.

6.7	Suspended Funds. After the Closing, Seller shall provide to Buyer a listing showing all proceeds from production attributable to the Interests which are currently held in suspense, being those funds which Seller is holding which are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other hydrocarbons attributable to the Assets. Seller covenants to deliver to Buyer, within thirty (30) days after Closing, in “Excel” format, the owner name, owner number, social security or federal ID number, reason for suspense, and the amount of suspended funds payable for each entry, together with monthly line item production detail including gross and net volumes and deductions for all suspense entries. Upon receipt of such information, Buyer shall administer all such accounts and assume all payment obligations relating to the Suspended Funds in accordance with all applicable laws, rules and regulations, and shall be liable for the payment thereof to the proper parties; provided that, Seller will retain all responsibility and liability for (i) statutory penalties and interest, if any, owing to any interest owner attributable to the Suspended Funds accruing prior to the Effective Time and (ii) penalties and interest, if any, attributable to the Suspense Funds accruing prior to the Effective Time, payable to any state under existing escheat or unclaimed property statutes. In the event Buyer determines that any such penalties or interest are due to the respective suspense account owner or any state under such statutes and Seller fails to promptly reimburse such sums to Buyer, then Buyer shall return to Seller the Suspended Funds in such account that existed as of the Effective Time, and Seller shall thereupon assume all obligations for the final payment and settlement of any such claims and accompanying Suspended Funds. BUYER SHALL BE RESPONSIBLE FOR PROPER DISTRIBUTION OF ALL THE SUSPENDED PROCEEDS, TO THE EXTENT TURNED OVER TO IT BY SELLER, TO THE PARTIES LAWFULLY ENTITLED TO THEM, AND HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES ARISING OUT OF OR RELATING TO THOSE SUSPENDED PROCEEDS TURNED OVER TO BUYER, EXCEPT AS PROVIDED ABOVE.

6.8	Audit Adjustments. Seller retains all rights to adjustments resulting from audit claims asserted on transactions occurring prior to the Effective Time. Any credit received by Buyer pertaining to such an audit claim shall be paid to Seller within thirty (30) days after receipt.

7.	DUE DILIGENCE; TITLE MATTERS.

7.1	General Access. Prior to Closing, Seller shall:

(A)	Give Buyer and its representatives, employees, consultants, independent contractors, attorneys and other advisors reasonable access to the Assets (which are Seller operated) during regular office hours for any and all inspections and investigations.

(B)	Use its best efforts to obtain and submit to Buyer or its representatives as promptly as practicable, copies of such documents as Buyer may reasonably request.

(C)	Furnish to Buyer all other information with respect to the Assets as Buyer may from time to time reasonably request, unless Seller is prohibited therefrom by any agreement or contract by which it is bound, by the necessity of any third party approval or due to attorney client privilege issues; provided that, if requested by Buyer, Seller shall use reasonable efforts to promptly obtain the waiver of any such prohibition.

7.2	Covenants Relating to Title. From and after the Effective Time, upon reasonable request of Buyer, Seller will use reasonable efforts to make all filings which must be made and record all instruments that may be recorded to accurately reflect Seller’s current interests in the Assets.

7.3	Seller’s Title.

(A)	For the sole purpose of computing adjustments to the Purchase Price for Title Failures under Section 7.6, Seller hereby warrants and represents to Buyer that Seller’s title to the Units as of the Effective Time is (and as of the Closing Date will be) good and marketable, as defined in Section 7.4.

(B)	In the documents to be executed and delivered by Seller to Buyer transferring title to the Assets, Seller shall warrant and defend the Assets unto Buyer against every person lawfully claiming the Assets or any part thereof, by, through or under Seller, but not otherwise. However, all of Seller’s interest in wells and related equipment and personal property are to be sold AS IS AND WHERE IS AND WITHOUT WARRANTY OF MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE, EITHER EXPRESS OR IMPLIED.

(C)	Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of all or any portion of the Assets, since the Assets or portions thereof may be subject to unit, pooling, communization, operating or other agreements which control the appointment of a successor operator.

7.4	Good and Marketable Title. As used herein the term “good and marketable title” shall mean:

(A)	As to each of the Units to the depths indicated, that record title or operating rights of Seller which:

(i)	entitles Seller to receive from each Unit not less than the interests shown in Exhibit 1.1 (A)-2 as the “Net Revenue Interest” of all Oil and Gas produced, saved and marketed from each Interest and Unit and allocated to such Interest and Unit, all without reduction, suspension or termination of the Net Revenue Interest in each Unit throughout the duration of the Interest upon which such Unit is located from the depth indicated, except as stated in such Exhibit; and

(ii)	obligates Seller to bear a percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, the Units not greater than the “Working Interest” shown in Exhibits 1.1 (A)-2 (without a proportionate increase in the Net Revenue Interest), all without increase of the Working Interest in each Unit throughout the duration of such Interest and Unit, except as stated in such Exhibit.

(B)	That title of Seller to the Assets:

(i)	at or prior to Closing, is free and clear of liens and encumbrances (except for Permitted Encumbrances as defined in subsection (ii) below) and (a) with respect to real property interests to be transferred to Buyer, real property interests are of record in the relevant counties or governmental offices; and (b) with respect to any Asset subject to any consent, which Seller has actual knowledge of and is contained in Seller’s files, such consent has been waived or consents obtained from all third parties; and

(ii)	as used herein the term “Permitted Encumbrances” means (1) any Contracts, and those other obligations which are of record or in the Seller’s files, provided that they do not decrease Seller’s Net Revenue Interest or increase Seller’s Working Interest in any Interest or Unit, (2) preferential rights to purchase which are waived or not timely exercised, (3) matters which would be acceptable to a reasonable, prudent owner of the Assets and do not affect the ownership or operation of the Assets, (4) any Title Defects waived by Buyer pursuant to Section 7.5(B), (5) liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of the Assets for sums not yet due or being contested in good faith by appropriate proceedings; (6) liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds or other obligations of a like nature; and (7) liens created or arising by operation of law to secure a party’s obligations as a purchaser of oil and gas.

7.5	Defect Letters.

(A)	Buyer may from time to time and no later than the day prior to Closing at 5:00 p.m. CDT, notify Seller in writing (a “Notice”) of any liens, charges, contracts, obligations, encumbrances, defects and irregularities of title which would cause title to all or part of the Units not to be good and marketable as defined in Section 7.4 hereof, or which would cause a breach of a representation or warranty of Seller (“Title Defect”), provided that individual Title Defect Values must exceed $37,500.00 and the Title Defect Values, in the aggregate, exceed $750,000.00.

(B)	In the Notice, Buyer must describe with reasonable detail each alleged Title Defect it has discovered and the steps required to cure each Title Defect, include Buyer’s reasonable estimate of the Title Defect Value attributable to each, and include all data and information in Buyer’s possession or control bearing thereon. Buyer shall be deemed to have conclusively waived all Title Defects not disclosed to Seller before the day before Closing at 5:00 p.m. CDT. Buyer waives any remedy against Seller for Title Defects that do not exceed $750,000.00 in the aggregate. Any Title Defect waived shall be deemed a Permitted Encumbrance.

7.6	Effect of Title Defect.

(A)	In the event Buyer provides Seller with a timely Notice and the aggregate value of Title Defects exceeds $750,000.00, Seller may at its sole discretion:

(i)	adjust the Purchase Price in the amount of the Allocated Value of the Assets to which such Title Defects relate in excess of $750,000.00 and proceed to Closing on all Assets; or

(ii)	proceed with Closing on those Assets not affected by the alleged Title Defects with a withholding from the Purchase Price of the Allocated Values of the Assets affected by the alleged Title Defects, which withholding amount shall be placed in escrow to be paid to Seller when the Asset affected by any alleged Title Defect is cured or an alleged Title Defect is waived by Buyer and the affected Asset is conveyed from Seller to Buyer. If neither of the above occurs and if Seller later determines it will not cure a Title Defect, the amount in the escrow account attributable to such Title Defect will be returned to Buyer and Seller shall retain such Asset attributable to such Title Defect.

(iii)	terminate this Agreement in the event the aggregate value of Title Defects requiring adjustment of the Purchase Price exceeds 5% of the Allocated Value of the Assets..

(B)	The value attributable to each Title Defect (the “Title Defect Value”) notified in a Notice shall be determined by the following:

(i)	if the Title Defect asserted is that the actual Net Revenue Interest attributable to any Unit is less than stated in the applicable Exhibit, then the Title Defect Value is the product of the Allocated Value attributed to such Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest set forth in the applicable Exhibit and the actual Net Revenue Interest, and the denominator of which is the Net Revenue Interest stated in the applicable Exhibit; or

(ii)	if the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Unit (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest), the amount of the Title Defect Value is to be determined by taking into account the Allocated Value of the Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Asset, and the Title Defect Values placed upon the Title Defect by Buyer and Seller.

7.7	Possible Upward Adjustment. Should either Party determine that the ownership of any Unit entitles Seller to a larger Net Revenue Interest than that set forth on Exhibit 1.1(A)-2, so that Seller’s ownership in the Unit is greater than that contemplated by this transaction, then Seller may propose on the Closing Adjustment Statement an upward adjustment to the Purchase Price to account for such fact (a “Title Benefit”). The amount of such adjustment shall be determined in the same manner (including dollar limitations and deductible) as provided in Section 7.6.

8.	ENVIRONMENTAL ASSESSMENT.

8.1	Physical Condition of the Assets. The Assets have been used for oil and gas drilling and production operations and possibly for the storage and disposal of waste materials or hazardous substances related to standard oil field operations. Physical changes in or under the Assets or adjacent lands may have occurred as a result of such uses. The Assets also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Assets. Buyer understands that Seller does not have the requisite information with which to determine the exact nature or condition of the Assets nor the effect any such use has had on the physical condition of the Assets. Pursuant to the Safe Water Drinking and Toxic Enforcement Act of 1986, Buyer is hereby notified and assumes the risk that detectable amounts of chemicals known to cause cancer, birth defects and other reproductive harm may be found in, on or around the Assets. Buyer shall assume the risk that the Assets may contain waste or contaminants and that adverse physical conditions, including the presence of waste or contaminants, may not have been revealed by Buyer’s investigation. All responsibility and liability related to disposal, spills, waste or contamination on or below the Assets shall be transferred from Seller to Buyer.

In addition, Buyer acknowledges that some oil field production equipment located on the Assets may contain asbestos and/or naturally-occurring radioactive material (NORM). In this regard, Buyer expressly understands that NORM may affix or attach itself to inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Assets. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets where it may be found, and that Buyer assumes all liability when such activities are performed.

8.2	Inspection and Testing.

(A)	Prior to Closing, Buyer shall have the right, at its sole cost and risk, to conduct a Phase I environmental assessment of the Assets. Any data obtained shall be immediately provided to Seller, including any reports and conclusions. Seller and Buyer shall keep all information strictly confidential whether or not Closing occurs, except as may be required pursuant to any Environmental Laws.

(B)	Buyer waives and releases all claims against Seller, its directors, officers, employees and agents and parent or subsidiary companies, for injury to or death of persons, or damage to property, arising in any way from the exercise of rights granted to Buyer hereby or the activities of Buyer or its employees, agents or contractors on the Assets. BUYER SHALL INDEMNIFY SELLER, ITS DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS AGAINST AND HOLD EACH AND ALL OF SAID INDEMNITIES HARMLESS FROM ANY AND ALL LOSS, COST, DAMAGE, EXPENSE OR LIABILITY, INCLUDING ATTORNEY’S FEES, WHATSOEVER ARISING OUT OF (I) ANY AND ALL STATUTORY OR COMMON LAW LIENS OR OTHER ENCUMBRANCES FOR LABOR OR MATERIALS FURNISHED IN CONNECTION WITH SUCH TESTS, SAMPLINGS, STUDIES OR SURVEYS AS BUYER MAY CONDUCT WITH RESPECT TO THE ASSETS; AND (II) ANY INJURY TO OR DEATH OF PERSONS OR DAMAGE TO PROPERTY OCCURRING IN, ON OR ABOUT THE ASSETS AS A RESULT OF SUCH EXERCISE OR ACTIVITIES..

8.3	Notice of Adverse Environmental Conditions. No later than the day before Closing at 5:00 p.m. CDT, Buyer shall notify Seller in writing of any Adverse Environmental Condition with respect to the Assets. Such notice shall describe in reasonable detail the Adverse Environmental Condition and include the estimated Environmental Defect Value attributable thereto. Buyer shall not send such a notice to Seller unless the aggregate Environmental Defect Values exceed $750,000.00. The “Environmental Defect Value” attributable to any Adverse Environmental Condition shall be the estimated amount of all reasonable costs and claims associated with the existence, remediation or correction of the Adverse Environmental Conditions, as reasonably determined and estimated by Buyer. The term “Adverse Environmental Condition” means (i) the failure of the Assets to be in material compliance with all applicable Environmental Laws; (ii) the Assets being subject to any agreements, consent orders, decrees or judgments currently in existence based on any Environmental Laws that negatively and materially impact the future use of any portion of the Assets or that require any material change in the present conditions of any of the Assets or; (iii) the Assets being subject to any uncured notices of violations of or material non-compliance with any applicable Environmental Laws. Environmental Laws is defined in Section 4.1(B).

8.4	Rights and Remedies for Environmental Conditions.

(A)	With respect to any Adverse Environmental Conditions affecting the Assets which in the aggregate exceed $750,000.00, Buyer may (i) request Seller to cure the Adverse Environmental Conditions, but Seller shall have no obligation to do so; or (ii) request an adjustment in the Purchase Price equal to the applicable Environmental Defect Value with exceeds $750,000.00. If Seller and Buyer are unable to agree no later than two (2) days before Closing on curative measures or an adjustment to the Purchase Price with respect to any such Adverse Environmental Conditions, the Parties shall have the rights and remedies set forth in Section 8.4(B).

(B)	The rights and remedies of the Parties with respect to Adverse Environmental Conditions on the Assets with respect to which the Parties cannot agree on curative measures or an adjustment to the Purchase Price are as follows:

(i)	if the aggregate value of the uncured Adverse Environmental Conditions exceeds $750,000.00 but is less than five percent (5%) of the Allocated Value of the Assets, the Purchase Price shall be reduced by the Environmental Defect Value of the affected Asset in excess of $750,000.00 and the Parties shall be obligated to proceed with Closing the Assets; and

(ii)	if the aggregate value of the uncured Adverse Environmental Conditions equals or exceeds five percent (5%) of the Allocated Value of the Assets, Seller may terminate this Agreement and Seller shall not have any further obligation to conclude the transfer of the Assets under this Agreement.

(C)	The term “cure” means, with respect to any Adverse Environmental Condition, the undertaking and completion of those actions and activities necessary to remediate such Adverse Environmental Condition to the degree sufficient that such Environmental Condition no longer constitutes an Adverse Environmental Condition as defined above. Seller shall promptly notify Buyer at such time as it believes that it has cured an Adverse Environmental Condition. Buyer shall promptly notify Seller whether it agrees such condition is cured. If Buyer fails to notify Seller of its determination with respect to such cure within five (5) days following Seller’s notice, such Adverse Environmental Condition shall be deemed cured. If Seller and Buyer are unable to agree that an Adverse Environmental Condition has been cured, then the dispute will be submitted to an “Environmental Arbitrator” selected by the Parties and will be a company whose principal business is environmental remediation. The determination of the Environmental Arbitrator shall be final and binding upon the Parties. Seller and Buyer shall each bear their respective costs and expenses incurred in connection with any such dispute, and one-half (1/2) of the fees, costs and expenses charged by the Environmental Arbitrator.

9.	REPRESENTATIONS AND WARRANTIES OF SELLER.

9.1	Seller’s Representations and Warranties. Seller represents and warrants (which representations and warranties shall not survive the Closing hereof) that as of the date hereof, and as of the Closing:

(A)	Seller is a limited partnership validly existing and in good standing under the laws of the State of Texas.

(B)	Seller owns the Assets and has the requisite power and authority to enter into this Agreement, to carry out the transactions contemplated hereby, to transfer the Assets in the manner contemplated by this Agreement, and to undertake all of the obligations of Seller set forth in this Agreement.

(C)	This Agreement and any documents or instruments delivered by Seller at the Closing shall constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

(D)	Seller has not entered into any contracts for or received prepayments, take-or-pay arrangements, buydowns, buyouts for Oil and Gas, storage of the same, or other balancing arrangements which Buyer shall be obligated to honor and make deliveries of Oil and Gas or refunds of amounts previously made under such contracts or arrangements, and Seller has no existing contracts for the sale of production from the Assets at less than market rates.

(E)	To Seller’s knowledge, there is no material suit, action, claim, investigation or inquiry pending, arising out of, or with respect to the ownership, operation or environmental condition of the Assets.

(F)	To Seller’s knowledge, Seller has (i) acquired permits, licenses, approvals and consents from appropriate governmental bodies, authorities and agencies to conduct operations on the Assets in compliance with applicable laws, rules, regulations, ordinances and orders; and (ii) is in material compliance with all such permits, licenses, approvals and consents and with applicable Environmental Laws.

(G)	Seller shall retain the obligation or liability, contingent or otherwise, for brokers’ or finders’ fees retained by Seller in respect of the matters provided for in this Agreement and Buyer shall have no responsibility therefor.

10.	EXTENT OF REPRESENTATIONS.

10.1	Scope of Representations of Seller.

(A)	Information About the Assets. Except as expressly set forth in this Agreement, Seller disclaims all liability and responsibility for any representation, warranty, statements or communications (orally or in writing) to Buyer, including any information contained in any opinion, information or advice that may have been provided to Buyer by any employee, officer, director, agent, consultant, engineer or engineering firm, trustee, representative, partner, member, beneficiary, stockholder or contractor of Seller wherever and however made, including those made in any data room or internet site and any supplements or amendments thereto or during any negotiations with respect to this Agreement or any confidentiality agreement previously executed by the Parties with respect to the Asset. EXCEPT AS SET FORTH IN ARTICLE 9 OF THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; (ii) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS,

INCLUDING WITHOUT LIMITATION SEISMIC DATA AND SELLER’S INTERPRETATION AND OTHER ANALYSIS THEREOF; (iii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) IMBALANCE OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (vi) THE ENVIRONMENTAL CONDITION OF THE ASSETS; (vii) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; (viii) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; AND (ix) THE COMPLETENESS OR ACCURACY OF THE INFORMATION CONTAINED IN ANY EXHIBIT HERETO. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK.

(B)	Independent Investigation. Buyer has made its own independent investigation, analysis and evaluation of the transactions contemplated by this Agreement (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Oil and Gas reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets).

(C)	Waiver of Deceptive Trade Practices Acts. BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES ACT SECTION 17.41 et seq., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS, AND UNDER SIMILAR STATUTES ADOPTED IN OTHER STATES, TO THE EXTENT THEY HAVE APPLICABILITY TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. AFTER CONSULTATION WITH AN ATTORNEY OF ITS SELECTION, BUYER CONSENTS TO THIS WAIVER.

11.	REPRESENTATIONS AND WARRANTIES OF BUYER.

11.1	Buyer’s Representations and Warranties. Buyer represents and warrants (which representations and warranties shall survive the Closing) that at the date hereof and at Closing:

(A)	Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(B)	Buyer has the corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to undertake all of the obligations of Buyer set out in this Agreement.

(C)	The consummation of the transactions contemplated by this Agreement will not in any respect violate, nor be in conflict with, any provision of Buyer’s charter, by-laws or other governing documents, or any agreement or instrument to which Buyer is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer (subject to governmental consents and approvals customarily obtained after the Closing).

(D)	This Agreement constitutes legal, valid and binding obligations of Buyer, enforceable in accordance with its terms.

(E)	Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement, and, if any such obligation or liability exists, it shall remain an obligation of Buyer, and Seller shall have no responsibility therefor.

12.	CERTAIN AGREEMENTS OF SELLER. Seller agrees and covenants that, unless Buyer shall have otherwise agreed in writing, the following provisions shall apply:

12.1	Maintenance of Assets. From the date of this Agreement until Closing, Seller agrees that, as related to the Assets, it shall:

(A)	Administer and operate the Units in a good and workmanlike manner (for those Units Seller operates), and conduct its business and operations in a prudent manner, and in substantially the same manner as prior to the date of this Agreement.

(B)	Not introduce any new methods of management, operation or accounting with respect to any or all of the Assets.

(C)	Maintain and keep the Assets in their present condition; preserve the Assets in full force and effect; and fulfill all contractual or other covenants, obligations and conditions imposed upon Seller with respect to the Assets, including, but not limited, to payment of royalties, delay rentals, shut-in gas royalties and any and all other required payments.

(D)	Operate or cause to be operated the Units in accordance with generally accepted oil field practices and standards.

(E)	Not enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any well associated with the Interests, nor (unless there is an existing executed commitment or AFE) commence any drilling, reworking or completing or other operations on the Interest which requires expenditures exceeding One Hundred Thousand Dollars ($100,000.00) for such operations (except for emergency operations and operations required under presently existing contractual obligations) without obtaining the prior written consent of Buyer; provided that the terms of this paragraph (E) shall not apply to any expenditures of Seller which will not be charged to Buyer.

(F)	Not voluntarily relinquish its position as operator, if applicable, to anyone other than Buyer with respect to any of the Units or abandon any of the Units.

(G)	Not, without the prior written consent of Buyer, (i) enter into any agreement or arrangement transferring, selling or encumbering any of the Assets; (ii) grant any preferential or other right to purchase or agree to require the consent of any party to the transfer and assignment of the Assets to Buyer; (iii) enter into any new sales contracts or supply contracts not cancelable upon thirty (30) days prior notice; or (iv) incur or agree to incur any contractual obligation or liability (absolute or contingent) with respect to the Assets except as otherwise provided herein.

(H)	Provide Buyer with written notice of (i) any claims, demands, suits or actions made against Seller which materially affect the Assets; or (ii) any proposal from a third party to engage in any material transaction (e.g., a farmout) with respect to the Assets.

12.2	Consents. Seller shall exercise reasonable commercial efforts to obtain all such permissions, approvals and consents by governmental authorities and others which are reasonably obtainable by Closing and are required to vest good and marketable title to the Units in Buyer or as may be otherwise reasonably requested by Buyer. Seller will execute all necessary or appropriate transfer orders (or letters in lieu thereof) designating Buyer as the appropriate party for payment effective as of the Closing Date.

12.3	Cooperation. Seller shall cooperate with Buyer to assist Buyer in carrying out the agreements of Buyer.

13.	CERTAIN AGREEMENTS OF BUYER. Buyer agrees and covenants that unless Seller shall have consented otherwise in writing, the following provisions shall apply:

13.1	Plugging Bond. Buyer shall post, prior to Closing, the necessary bonds or letter of credit, if any, as required by the state in which the Interest are located for the plugging of all wells associated with the Interests, and provide Seller with a copy of same, and provide proof satisfactory to Seller that the applicable state has accepted such bond or letter of credit as sufficient assurance to cover the plugging of all wells and related matters. Further, Buyer shall provide to Seller copies of the approval by any applicable regulatory agencies concerning change of operatorship of the wells associated with the Interests, if necessary.

13.2	Cooperation. Buyer shall cooperate with Seller to assist Seller in carrying out the agreements of Seller.

14.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. All obligations of Buyer under this Agreement are, at Buyer’s election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

14.1	No Litigation. At the Closing, no suit, action or other proceeding shall be pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

14.2	Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true in all material aspects as of the Closing as if such representations and warranties were made as of the Closing Date and Seller shall have performed and satisfied all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

15.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. All obligations of Seller under this Agreement are, at Seller’s election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

15.1	No Litigation. At the Closing no suit, action or other proceeding by a third party shall be pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

15.2	Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true in all material aspects as of the Closing, as if such representations and warranties were made as of the Closing Date and Buyer shall have performed and satisfied all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

16.	TERMINATION.

16.1	Causes of Termination. This Agreement and the transactions contemplated herein may be completely terminated:

(A)	At any time by mutual consent of the Parties.

(B)	By either Party if the Closing shall not have occurred by September 30 2005, despite the good faith reasonable efforts of the Parties, and if the Party desiring to terminate is not in breach of this Agreement.

(C)	By Seller if the aggregate value of the uncured Adverse Environmental Conditions or Title Defects exceeds five percent (5%) of the Allocated Value of the Assets, as provided for herein.

(D)	By either Party in the event of a Casualty Loss pursuant to Section 17.1(B).

(E)	By either Party if less than eighty percent (80%) of the Allocated Value of the Assets shall be transferred to Buyer on the Closing Date.

(F)	By Buyer if, on the Closing Date, any of the conditions set forth in Article 14 hereof shall not have been satisfied or waived.

(G)	By Seller if, on the Closing Date, any of the conditions set forth in Article 15 hereof shall not have been satisfied or waived.

16.2	Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of this Article 16 or elsewhere in this Agreement, this Agreement shall become void and have no further force and effect and except for the indemnity provided for in Section 8.2(B) and any continuing confidentiality requirement, neither Party shall have any further right, duty or liability to the other hereunder. Upon termination as provided in this Section, Buyer agrees to use its best efforts to return to the other or destroy, all materials, documents and copies thereof provided, obtained or discovered in the course of any due diligence investigations.

17.	MISCELLANEOUS.

17.1	Casualty Loss.

(A)	Prior to the Closing, there shall not have been a materially adverse change in the Assets taken as a whole caused by an event of casualty (a “Casualty”), including but not limited to, volcanic eruptions, acts of God, fire, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of any right of eminent domain, confiscation, seizure, but excepting depletion due to normal production and depreciation or failure of equipment or casing.

(B)	If, prior to the Closing, a Casualty occurs (or Casualties occur) which results in a reduction in the value of the Assets in excess of twenty percent (20%) of the Purchase Price (“Casualty Loss”), Buyer or Seller may elect to terminate this Agreement. If this Agreement is not so terminated, then this Agreement shall remain in full force and effect notwithstanding any such Casualty Loss, and, upon agreement of the Parties, (i) Seller may retain such Asset and such Asset shall be the subject of an adjustment to the Purchase Price in the same manner set forth in Section 7.6 hereof, or (ii) at the Closing Seller shall pay to Buyer all sums paid to Seller by reason of such Casualty Loss, provided however, that the Purchase Price shall not be adjusted by reason of such payment, and Seller shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to such Asset and any unpaid awards or other payments arising out of such Casualty Loss.

(C)	For purposes of determining the value of a Casualty Loss, the Parties shall use the same methodology as applied in determining the value of a Title Defect as set forth in Section 7.6.

17.2	Confidentiality.

(A)	Prior to Closing, to the extent not already public, Buyer shall exercise all due diligence in safeguarding and maintaining secure all engineering, geological and geophysical data, seismic data, reports and maps and other data relating to the Assets (collectively, the “Confidential Information”). Buyer acknowledges that, prior to Closing, all Confidential Information shall be treated as confidential and shall not be disclosed to third parties without the prior written consent of Seller.

(B)	In the event of termination of this Agreement for any reason, Buyer shall not use or knowingly permit others to use such Confidential Information in a manner detrimental to Seller, and will not disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, except to Seller or to a governmental agency pursuant to a valid subpoena or other order or pursuant to applicable governmental regulations, rules or statutes.

(C)	The undertaking of confidentiality shall not diminish or take precedent over any separate confidentiality agreement between the Parties. Should this Agreement terminate, such separate confidentiality agreement shall remain in full force and effect.

17.3	Notice. Any notice, request, demand, or consent required or permitted to be given hereunder shall be in writing and delivered in person or by certified letter, with return receipt requested, or by facsimile addressed to the Party for whom intended at the following addresses:

Mission E&P Limited Partnership

1331 Lamar, Suite 1455

Houston, Texas 77010

Attn: Sr. Vice President - Land

Tel: (713)-495-3065

Fax: (713)-495-3069

BUYER:

XTO Energy Inc.

810 Houston Street

Fort Worth, Texas 76102

Attn: Sr. Vice President - Land

Tel: (817) 885-2336

Fax: (817) 885-2224

or at such other address as any of the above shall specify by like notice to the other. Neither party shall make any press release or issue a public statement relating to this transaction until the party desiring to make such disclosure has furnished to the other a copy of such release or statement and provided an opportunity for comment, unless such release or statement is required pursuant to applicable government regulation.

17.4	Survival of Representations and Warranties. All of the representations and warranties of or by the Seller to this Agreement will not survive the Closing and they shall not be merged into but shall be superseded by the assignment documents or other documents delivered at Closing.

17.5	COMPLIANCE WITH EXPRESS NEGLIGENCE TEST. THE PARTIES AGREE THAT THE OBLIGATIONS OF THE INDEMNIFYING PARTY TO INDEMNIFY THE INDEMNIFIED PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PARTY, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.

17.6	Governing Law. This Agreement is governed by and must be construed according to the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction. All disputes related to this Agreement shall be submitted to the jurisdiction of the courts of the State of Texas and venue shall be in the civil district courts of Harris County, Texas.

17.7	Exhibits. The Exhibits attached to this Agreement are incorporated into and made a part of this Agreement.

17.8	Fees, Expenses, Taxes and Recording.

(A)	Each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, but not limited to fees and expenses of its counsel and accountants) and shall not be entitled to any reimbursements therefor from the other Party, except as otherwise provided in this Agreement.

(B)	Buyer shall pay any sales and use tax, or any other transfer tax required in connection with the transactions contemplated by this Agreement.

(C)	Buyer shall, at its own cost, immediately record all instruments of conveyance and sale in the appropriate office of the state and county in which the lands covered thereby are located. Buyer shall immediately file for and obtain the necessary approval of all federal, Indian, tribal or state government agencies to the assignment of the Assets. The assignment of any state, federal or Indian tribal oil and gas leases shall be filed in the appropriate governmental offices on a form required and in compliance with the applicable rules of the applicable government agencies. Buyer shall supply Seller with a true and accurate photocopy reflecting the recording information of all the recorded and filed assignments within a reasonable period of time after their recording and filing.

17.9	Assignment. This Agreement or any part hereof may not be assigned by either Party without the prior written consent of the other Party; provided, however, upon notice to the other Party, either Party shall have the right to assign all or part of its rights (but none of its obligations) under this Agreement in order to qualify transfer of the Assets as a “deferred exchange” for federal tax purposes. Subject to the foregoing, this Agreement is binding upon the Parties hereto and their respective successors and assigns.

17.10	Entire Agreement. This Agreement constitutes the entire agreement reached by the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter.

17.11	Severability. In the event that any one or more covenants, clauses or provisions of this Agreement shall be held invalid or illegal, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

17.12	Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Executed as of the day and year first above written.

SELLER:

MISSION E&P LIMITED PARTNERSHIP

By:	Black Hawk Oil Company

Its:	General Partner

By:
Marshall L. Munsell
Senior Vice President

BUYER:

XTO ENERGY INC

By:
Vaughn O. Vennerberg, II
Senior Executive Vice President and Chief of Staff

EXHIBIT 1.1 (A)-1

INTERESTS

Attached to and made a part of that certain Purchase and Sale Agreement dated July 1, 2005, by and between Mission E&P Limited Partnership and XTO Energy Inc.

LEASES
			Description		Recording Data
Lease No.	Lessor	Date	Section	Part	Volume	Page	Tract No.
50107001	J. Lee Cottingham	3/11/1943	475	All	72	281	14
05920000	J. D. Webb, et ux	3/13/1944	445	SW SW	76	446	11
50110001	O. E. Webb, et ux	3/15/1948	477	W/2 NW, SE NW, N/2 SW	91	372	21
50110002	E. D. Webb, et ux	3/15/1948	477	W/2 NW, SE NW, N/2 SW	92	511	21
50107002	H. A. Hedburg	4/4/1951	475	All	108	498	14
50107003	Alton Webb	4/4/1951	475	All	107	248	14
50111000	Eva Pike, et vir	5/15/1951	476	All	107	452	20
50109005	Alton Webb, et ux	7/18/1952	543	NE NE	119	95	31
50109006	E. D. Webb, et ux	7/18/1952	543	NE NE	119	101	31
50109007	Stella V. Webb, et al	7/18/1952	543	NE NE	119	107	31
50107005	C. H. Grollman	1/9/1953	475	All	127	141	14
50107006	S. H. Weaver	1/9/1953	475	All	126	494	14
50107007	A. B. Brown	1/9/1953	475	All	127	139	14
50107008	A. V. Weaver	1/9/1953	475	All	126	491	14
50109008	Evalynn Williams Burgess, Individually and as Executrix	2/17/1953	543	NE NE	123	411	31
50109004	ARGO Oil Company	3/15/1954	513	NW	134	520	26
50108001	Alton Webb, et ux	7/18/1952	514	NW, N/2 NE	119	92	23
50108003	Stella V. Webb, et al	7/18/1952	514	NW, N/2 NE	119	104	23
50108002	E. D. Webb, et al	7/19/1952	514	NW, N/2 NE	119	98	23
50108004	Ish McKnight	9/12/1952	514	NW, N/2 NE	121	442	23
50108005	Murphy H. Baxter	9/12/1952	514	NW, N/2 NE	121	445	23
50108006	H. W. Stoltenberg	9/12/1952	514	NW, N/2 NE	123	210	23
50108007	C. S. Atchison	9/12/1952	514	NW, N/2 NE	123	214	23
50106002	E. D. Webb, et ux	2/23/1953	514	S/2 NE	123	295	24
50106003	Ish McKnight	2/23/1953	514	S/2 NE	125	81	24
50106004	C. S. Atchison	2/23/1953	514	S/2 NE	123	551	24
50106001	Murphy H. Baxter	2/23/1953	514	S/2 NE	125	85	24
50106005	H. W. Stoltenberg	2/23/1953	514	S/2 NE	123	460	24
50106006	Gustave Ring	2/23/1953	514	S/2 NE	123	543	24
50106007	Jerry Covington	2/23/1953	514	S/2 NE	125	78	24
50106008	Alton Webb, et ux	2/23/1953	514	S/2 NE	121	597	24

EXHIBIT 1.1 (A)-1

INTERESTS

			Description		Recording Data
Lease No.	Lessor	Date	Section	Part	Volume	Page	Tract No.
50106009	Stella Webb, et al	2/24/1953	514	S/2 NE	121	600	24
50109001	J. D. Webb	1/12/1944	513	NW	76	296	26
50109002	Evalynn Williams Burgess, Individually and as Executrix	2/17/1953	513	NW	124	109	26
50109003	Bert Kahn, Guardian	4/7/1953	513	NW	125	169	26
			543	NE NE			31
50107004	E. Hayes Siebler	12/15/1952	475	All	125	376	14

			All in Block D, John H. Gibson Survey, Yoakum County, Texas
MINERAL FEE
			Description		Recording Data
Lease No.	Grantor	Eff. Date	Section	Part	Volume	Page	Tract No.
50112000	Four Star Oil & Gas Company	1/1/2000	475	All	208	60	14
50112000	Texaco Exploration and Production Inc.	1/1/2000	475	All	208	56	14

			Block D, John H. Gibson Survey, Yoakum County, Texas
					Recording Data
Lease No.	Grantor	Eff. Date	Description		Volume	Page
50084000	Texaco Exploration and Production Inc.	1/1/2000	All of Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 15, 16, 17, 18, 19, 20, 21, 22, 27, 28, 29, 30, 33, 34, 35, 38, 39, 40, 45, 46 and 47 all in Block 44, T-1-S, T & P RR Co. Survey, Ector County, Texas, LESS AND EXCEPT THOSE RIGHTS WITHIN THAT PORTION OF THE SAN ANDRES FORMATION INCLUDED WITHIN THE GOLDSMITH SAN ANDRES UNIT DESCRIBED AND SHOWN IN THE UNITIZATION AND OPERATING AGREEMENT, GOLDSMITH SAN ANDRES UNIT DATED AUGUST 31, 1951 RECORDED IN VOLUME 176, PAGE 535 IN THE DEED RECORDS OF ECTOR COUNTY, TEXAS.		1528 1528 1562	385 394 649	Deed Deed Correction Deed

EXHIBIT 1.1 (A)-1

INTERESTS

SURFACE FEE
			Description		Recording Data
Lease No.	Grantor	Date	Section	Part	Volume	Page
50113000	Four Star Oil & Gas Company	1/1/2000	475	S/2	208	60
			514	N/2
50114000	Four Star Oil & Gas Company	1/1/2000	513	NW	208	60
50113000	Texaco Exploration and Production Inc.	1/1/2000	475	S/2	208	56
			514	N/2
50114000	Texaco Exploration and Production Inc.	1/1/2000	513	NW	208	56

		All in Block D, John H. Gibson Survey, Yoakum County, Texas
AGREEMENTS

	Goldsmith Brine Gathering System	8/1/1962

EXHIBIT 1.1 (A)-2

UNITS

Attached to and made a part of that certain Purchase and Sale Agreement dated July 1, 2005, by and between Mission E&P Limited Partnership and XTO Energy Inc.

Field Name	Property	County	State
Goldsmith	C. A. Goldsmith Unit	Ector	Texas

Sec.	Part	Depth A	GWI	NRI	Depth B	GWI	NRI
2	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
3	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
4	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
5	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
6	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
7	SE	Surf to base of Devonian	0.2500000	0.2500000	Below base of Devonian	0.2500000	0.1667000
7	N/2 & SW	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
8	N/2	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
8	S/2	Surf to base of Devonian	0.2500000	0.2500000	Below base of Devonian	0.2500000	0.1667000
9	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
10	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
11	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
15	All	Surf to base of Devonian	0.2500000	0.2500000	Below base of Devonian	0.2500000	0.1667000
16	All	Surf to base of Devonian	0.2500000	0.2500000	Below base of Devonian	0.2500000	0.1667000
17	All	Surf to base of Devonian	0.2500000	0.2500000	Below base of Devonian	0.2500000	0.1667000
18	NE	Surf to base of Devonian	0.2500000	0.2500000	Below base of Devonian	0.2500000	0.1667000
18	S/2 & NW/4	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
19	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
20	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
21	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
22	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
27	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
28	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
29	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
30	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
33	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
34	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
35	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
38	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
39	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
40	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
45	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
46	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000
47	All	Surf to top of Wolfcamp	0.2500000	0.2500000	Below top of Wolfcamp	0.2500000	0.1667000

All of the above in Block 44, T-1-S, T & P RR Co. Survey, Ector County, Texas, LESS AND EXCEPT the San Andres formation within the Goldsmith San Andres Unit described in the Unitization and Operating Agreement dated August 31, 1951, recorded in
Volume 176, Page 535, Deed Records Ector County, Texas.

Field Name	Property			County	State	GWI	NRI
Wasson	Brahaney Unit			Yoakum	Texas	0.3675794	0.3173038

EXHIBIT 1.2

EXCLUDED ASSETS

Attached to and made a part of that certain Purchase and Sale Agreement dated July 1, 2005, by and between Mission E&P Limited Partnership and XTO Energy Inc.

None

EXHIBIT 2.4

ALLOCATION

Attached to and made a part of that certain Purchase and Sale Agreement dated July 1, 2005, by and between Mission E & P Limited Partnership and XTO Energy Inc.

COUNTY	STATE	FIELD	PROPERTY	ALLOCATED VALUE
Ector	Texas	Goldsmith	C. A. Goldsmith	$31,368,000
Ector	Texas	Goldsmith	Goldsmith Brine Gathering	$10,000

Yoakum	Texas	Wasson	Brahaney Unit	$24,882,000
Yoakum	Texas	Wasson	800 Acres Brahaney Surface	$240,000

			Total	$56,500,000

EXHIBIT 5.1

ASSIGNMENT AND BILL OF SALE

MISSION E&P LIMITED PARTNERSHIP, a Texas limited partnership (herein called “Assignor”), whose address is 1331 Lamar, Suite 1455, Houston Texas, 77010-3039, for Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER, and DELIVER unto XTO ENERGY INC., a Delaware corporation (herein called “Assignee”), whose address is 810 Houston Street, Fort Worth, Texas 76102-6298, all of Assignor’s right, title and interest in and to the following (collectively called the “Assets”):

(A)	All of Seller’s oil and gas and associated hydrocarbons (“Oil and Gas”) and related rights, titles and interests, including, but not limited to, fee mineral interest, surface fee interest, leasehold interests, royalty interests, overriding royalty interests, payments out of production, reversionary rights, and contractual rights to production in and to (i) those interests described in the leases, mineral fee interests, and surface fee interests and other instruments described in Exhibit 1.1(A)-1 (collectively “Interest(s)”); as to (ii) those units to the depths described in Exhibit 1.1-(A)-2 (the “Unit(s)”); (iii) all easements, rights of way, and other rights, privileges, benefits and powers with respect to the use and occupation of the surface of, and the subsurface depths under, the land covered by the Interests; (iv) all rights in respect of any pooled or unitized acreage located in whole or in part within each Interest, including all production from the pool or unit allocated to any such Interest and all interests in any wells within the Unit or pool associated with such Interest, regardless of whether such Unit or pool production comes from wells located within or without the Interests.

(B)	To the extent assignable, all licenses, servitudes, gas purchase and sale contracts (including interests and rights, if any, with respect to any prepayments, take-or-pay, buydown and buyout agreements) to the extent that the same pertain or relate to periods after the Effective Time, as hereinafter defined, crude purchase and sale agreements, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, unit operating agreements, processing agreements, options, leases of equipment or facilities, joint venture agreements, pooling agreements, transportation agreements, rights-of-way and other contracts, agreements and rights, which are owned by Seller, in whole or in part, and are appurtenant to the Interests or Units (collectively, the “Contracts”).

(C)	All of the real, personal and mixed property and facilities located in, on or adjacent to the Interests or used in the operation thereof which is owned by Seller, in whole or in part, including, without limitation, well equipment; casing; tanks; crude oil, natural gas, condensate or products in storage severed after the Effective Time; tubing; compressors; pumps; motors; fixtures; machinery and other equipment; pipelines; field processing equipment; inventory and all other improvements used in the operation thereof (except geophysical and seismic records, data and information owned by Seller) (the “Related Assets”).

(D)	To the extent assignable, all governmental permits, licenses and authorizations, as well as any applications for the same, related to the Interests or the use thereof.

(E)	All of Seller’s files, records and data relating to the items described in subsections (A), (B), (C), and (D) above, including, without limitation, title records (title curative documents); surveys, maps and drawings; contracts; correspondence; geological records and information; production records, electric logs, core data, pressure data, decline curves, graphical production curves and all related matters and construction documents (except (i) to the extent the transfer, delivery or copying of such records may be restricted by contract with a third party; (ii) all documents and instruments of Seller that may be protected by the attorney-client privilege; and (iii) any of Seller’s proprietary geophysical and seismic records, data and information) (the “Records”).

TO HAVE AND TO HOLD the Assets unto Assignee, its successors and assigns, forever.

This Assignment is made and accepted expressly subject to the following terms and conditions:

1.	THIS ASSIGNMENT IS MADE WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, EXCEPT THAT ASSIGNOR WARRANTS AND WILL DEFEND THE ASSETS UNTO ASSIGNEE FROM AND AGAINST ALL PERSONS CLAIMING THE ASSETS OR ANY PART THEREOF BY, THROUGH OR UNDER ASSIGNOR, BUT NOT OTHERWISE.

2.	ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES ANY WARRANTY AS TO THE CONDITION OF ANY PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS, IT BEING EXPRESSLY UNDERSTOOD THAT SAID PERSONAL PROPERTY, FIXTURES, EQUIPMENT AND ITEMS ARE BEING CONVEYED TO ASSIGNEE AS IS AND WHERE IS AND WITHOUT WARRANTY OF MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE, EITHER EXPRESS OR IMPLIED.

3.	This Assignment and Bill of Sale is made subject to the Purchase and Sale Agreement between Assignor and Assignee dated effective as of May 1, 2005 (“Purchase and Sale Agreement”) a copy of which is located at the offices of Assignor and Assignee.

4.	To the extent permitted by law, Assignee shall be subrogated to Assignor’s rights in and to representations, warranties and covenants given with respect to the Assets, Assignor hereby grants and transfers to Assignee, its successors and assigns, to the extent so transferable and permitted by law, the benefit of and the right to enforce the covenants, representations and warranties, if any, which Assignor is entitled to enforce with respect to the Assets, but only to the extent not enforced by Assignor.

5.	If there is any conflict between the terms of this Agreement and the terms of the Purchase and Sale Agreement, the Purchase and Sale Agreement shall control in all respects and shall not merge into the terms of this Agreement.

6.	Assignor agrees to execute and deliver to Assignee, from time to time, such other and additional instruments, notices, division orders, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Assignee the Assets.

7.	Unless provided otherwise, all recording references in the Exhibits hereto are to the official real property records of the county in which the Assets are located.

8.	This Assignment binds and inures to the benefit of Assignor and Assignee and their respective successors and assigns.

This Assignment and Bill of Sale is effective as of 7:00 a.m. local time at the location of the Assets, respectively, on May 1, 2005 (“Effective Time”).

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Bill of Sale on the date set forth in their respective acknowledgments below, but effective for all purposes as of the Effective Time.

ASSIGNOR:

MISSION E&P LIMITED PARTNERSHIP

By:	Blackhawk Oil Company
Its:	General Partner

By:	/s/ Marshall L. Munsell
Name:	Marshall L. Munsell
Title:	Senior Vice President

ASSIGNEE:

XTO ENERGY INC

By:	/s/ Vaughn O. Vennerberg, II
Name:	Vaughn O. Vennerberg, II
Title:	Senior Executive Vice President and
Chief of Staff

STATE OF TEXAS

COUNTY OF HARRIS

Before me, the undersigned authority, a Notary Public in and for the County of Harris, State of Texas, personally appeared Marshall L. Munsell, to me known to be the person who executed the within and foregoing instrument as the Senior Vice President of Blackhawk Oil Company, General Partner of Mission E&P Limited Partnership, and acknowledged to me that he executed the same as the free and voluntary act and deed of such limited partnership for the uses and purposes therein set forth.

GIVE UNDER MY OFFICIAL SEAL, this      day of             , 2005.

My Commission Expires:
Notary Public in and for
Harris County, Texas

STATE OF TEXAS

COUNTY OF HARRIS

Before me, the undersigned authority, a Notary Public in and for the County of Harris, State of Texas, personally appeared Vaughn O. Vennerberg, II, to me known to be the person who executed the within and foregoing instrument as the Senior Executive Vice President and Chief of Staff of XTO Energy Inc., and acknowledged to me that he executed the same as the free and voluntary act and deed of such corporation for the uses and purposes therein set forth.

GIVE UNDER MY OFFICIAL SEAL, this      day of             , 2005.

My Commission Expires:
Notary Public in and for
Harris County, Texas